Oppenheimer Quest Opportunity Value Fund
Period Ending 10-31-09
Exhibit 77C


On May 21, 2009, a special meeting of the shareholders of Oppenheimer Quest Opportunity Value Fund ("Quest Opportunity Value Fund") was held for the purpose of voting on:

(a) the election of the following individuals to serve as Trustees:

                                        For                     Withheld
Brian F. Wruble                         53,736,569              2,258,352
David Downes                            53,751,776              2,242,589
Mathew P. Fink                          53,752,167              2,242,198
Phillip A. Griffiths                    53,712,003              2,282,362
Mary F. Miller                          53,804,379              2,189,986
Joel W. Motley                          53,743,381              2,250,984
Russell S. Reynolds, Jr.*               53,623,879              2,370,485
Mary Ann Tynan                          53,832,379              2,161,986
Joseph M. Wikler                        53,729,865              2,264,499
Peter I. Wold                           53,764,623              2,229,742
John V. Murphy                          53,743,754              2,250,611

*  Mr. Reynolds subsequently withdrew his nomination

(b) approval of an Amended and Restated Agreement and Declaration of Trust:
32,959,773 affirmative votes were cast; 1,437,592 negative votes were cast, and 1,805,075 votes abstained.

(c) (effective only if proposal (b) was not approved) approval of an amendment to the Fund's Agreement and Declaration of Trust to permit Trustees to establish the number of Trustees that may serve on the Board of Trustees: 28,235,558 affirmative votes were cast; 6,165,805 negative votes were cast, and 1,800,520 votes abstained.